CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Digital Buffered Securities due 2012	$734,000	$52.33

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 420 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated June 11, 2010
Rule 424(b)(2)
$734,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Digital Buffered Securities Linked to the Performance of a Weighted Basket of Three Asian
Currencies Relative to the European Union Euro due June 18, 2012
Korean won + Indonesian rupiah + Singapore dollar
Unlike ordinary debt securities, the Digital Buffered Securities Linked to the Performance of a Weighted Basket of Three Asian Currencies Relative to the European Union Euro due June 18, 2012, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on whether an equally-weighted basket of three Asian currencies strengthens or weakens relative to the European Union euro, as determined on the averaging dates.  The basket is composed of the Korean won (“KRW”), the Indonesian rupiah (“IDR”) and the Singapore dollar (“SGD”), which we refer to as the basket currencies. The basket return replicates a strategy of a U.S. dollar investor shorting the euro and going long the basket currencies. If the basket return is zero or positive, meaning that the basket of currencies remains unchanged or strengthens relative to the European Union euro, the payment at maturity will be greater than the $1,000 stated principal amount.  If the basket return is negative but greater than or equal to -5%, the payment at maturity will equal the $1,000 stated principal amount. If the basket return is less than -5%, the payment at maturity will be less than the $1,000 stated principal amount and, due to the downside leverage factor, may be zero.  There is no minimum payment at maturity on the securities and accordingly you could lose your entire investment in the securities. In calculating the basket return, the basket currency exchange rates are taken relative to the U.S. dollar and then translated into European Union euro terms as described below. The securities are senior unsecured obligations of Morgan Stanley and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each security is $1,000. We will not pay interest on the securities.
•	The minimum purchase amount is $10,000.
•
At maturity, you will receive an amount per security based on the performance of the basket as a whole relative to the European Union euro as expressed by the basket return.  The basket return may be positive or negative.

º
If the basket of currencies remains unchanged or strengthens relative to the European Union euro so that the basket return is zero or positive, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to the greater of (i) the contingent return amount and (ii) the $1,000 stated principal amount plus $1,000 times the basket return.

º
If the basket of currencies weakens relative to the European Union euro so that the basket return is negative but greater than or equal to -5%, you will receive a payment at maturity equal to $1,000 for each $1,000 stated principal amount of securities you hold.

º
If the basket of currencies weakens relative to the European Union euro so that the basket return is less than -5%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus (i) $1,000 times (ii) the basket return plus the buffer amount times (iii) the downside leverage factor, which will be an amount less, and potentially substantially less, than the $1,000 stated principal amount and could be zero.  See "How Do Exchange Rates Work?" on PS-7.

•	The buffer amount is 5%.
•	The downside leverage factor is 1.0526.
•	The contingent return amount is $1,245 per security.
•	The basket return, which may be positive or negative, is the percentage change from the initial basket level to the final basket level, calculated as follows:
(final basket level – initial basket level) / initial basket level
•	The initial basket level was set equal to 100 on June 11, 2010, which was the day we priced the securities for initial sale to the public, which we refer to as the pricing date.
•
The final basket level is equal to the arithmetic average of the basket levels on each of June 7, 2012, June 8, 2012, June 11, 2012, June 12, 2012 and June 13, 2012, which we refer to as the averaging dates.

•	The basket level on any averaging date is equal to: 100 x [1 + KRW return + IDR return + SGD return]
•	The currency return for each basket currency (which we refer to as the KRW return, the IDR return and the SGD return, respectively) on any averaging date is calculated as follows:
[1 – (final exchange rate / initial exchange rate)] x weighting
º
The exchange rate for any basket currency on any day is the exchange rate for such basket currency relative to the European Union euro (expressed as the number of units of such basket currency per unit of European Union euro).  The exchange rate for each basket currency will be calculated by taking (i) the exchange rate for such basket currency relative to the U.S. dollar (expressed as units of such basket currency per U.S. dollar) multiplied by (ii) the exchange rate for U.S. dollars relative to the European Union euro (expressed as U.S. dollars per unit of European Union euro) on such day.

º	The initial exchange rate for each basket currency is the exchange rate for such basket currency on the pricing date.
º	For each averaging date, the final exchange rate for each basket currency is the exchange rate for such basket currency on such averaging date.
º	The weighting for each basket currency is 33.3333%.
•	Investing in the securities is not equivalent to investing in the basket currencies.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482KA1 and the ISIN for the securities is US617482KA12.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100%

	Price to Public(1)	Agents’ Commissions(2)	Proceeds to Issuer
Per Security	100%	1.50%	98.50%
Total	$734,000	$10,650	$722,990
(1)
Certain fiduciary accounts will pay a purchase price of 98.50% per security, and the placement agents with respect to sales made to such accounts will forgo any fees. See “Description of Securities—Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

(2)
J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents will receive from sales to accounts other than such fiduciary accounts. See “Description of Securities—Supplemental Information Concerning Plan of Distribution” in this pricing supplement for information about fees and commissions.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
JPMorgan
Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Each Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance of an equally-weighted basket of three currencies composed of the Korean won, the Indonesian rupiah and the Singapore dollar relative to the European Union euro.

Each security costs $1,000
We, Morgan Stanley, are offering Digital Buffered Securities Linked to the Performance of a Weighted Basket of Three Asian Currencies Relative to the European Union Euro due June 18, 2012, which we refer to as the securities. The securities are designed for U.S. dollar investors who seek long exposure to the performance of the basket currencies relative to the European Union euro. Accordingly, the securities replicate a strategy of shorting the European Union euro and going long each basket currency, as described herein. In calculating the basket return, the basket currency exchange rates are taken relative to the U.S. dollar and then translated into European Union euro terms as described below. The stated principal amount and issue price of each security is $1,000.  The minimum purchase amount is $10,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The basket	The following table sets forth the basket currencies and the initial exchange rate, the Reuters pages and the weighting for each basket currency.
Basket Currency	Weighting	Initial Exchange Rate*	Basket Currency / USD Exchange Rate Source	USD / EUR Exchange Rate Source
Korean won (“KRW”)	33.3333%	1,529.82 (KRW/USD)*(USD/EUR)	Reuters: KFTC18	Reuters: ECB37
Indonesian rupiah (“IDR”)	33.3333%	11,151.99 (IDR/USD)*(USD/EUR)	Reuters: ABSIRFIX01	Reuters: ECB37
Singapore dollar (“SGD”)	33.3333%	1.7030 (SGD/USD)*(USD/EUR)	Reuters: ABSIRFIX01	Reuters: ECB37

*The initial exchange rate for each basket currency was determined by the calculation agent by multiplying the exchange rate for such basket currency relative to the U.S. dollar (expressed as units of such basket currency per U.S. dollar) by the exchange rate for U.S. dollars relative to the European Union euro (expressed as U.S. dollars per unit of European Union euro) on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.  The calculation agent has determined each of these exchange rates by reference to the relevant Reuters pages specified in the table.  See “Description of Securities—Exchange Rate” on PS-21 below.

The securities do not guarantee the return of any principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If, at maturity, the basket of currencies has weakened against the European Union euro such that the basket return is less than -5%, you will be exposed to that decline on a leveraged basis, and you will lose 1.0526% of your principal amount for every 1% decline in the basket return below -5%.  For example, if the final basket level declines by 50% from the initial basket level, you will lose 47.367% of your principal.  As there is no minimum payment on the securities, you could lose your entire investment.

The basket return is the percentage change from the initial basket level to the final basket level, calculated as follows:

basket return	=	final basket level – initial basket level
initial basket level

where,

The initial basket level was set at 100 on the pricing date.

The final basket level will be the arithmetic average of the basket levels on each of June 7, 2012, June 8, 2012, June 11, 2012, June 12, 2012 and June 13, 2012, which we refer to as the averaging dates.

The basket level on any averaging date will be equal to:

100 x (1 + KRW return + IDR return + SGD return)

The currency return for any basket currency on any averaging date will be equal to (i) 1 – (final exchange rate / initial exchange rate), times (ii) the weighting for such basket currency.  Because the basket return replicates a strategy of shorting the euro relative to the basket currencies, if the euro doubles in value relative to the basket currencies, you will lose your entire investment.  See "How Do Exchange Rates Work?" on PS-7.

The initial exchange rate for each basket currency is equal to the exchange rate for such basket currency on the pricing date, as determined by the calculation agent.

The exchange rate for any basket currency on any day is the exchange rate for such basket currency relative to the European Union euro (expressed as the number of units of such basket currency per unit of European Union euro).  The exchange rate for each basket currency will be calculated by taking (i) the exchange rate for such basket currency relative to the U.S. dollar (expressed as units of such basket currency per U.S. dollar) multiplied by (ii) the exchange rate for U.S. dollars relative to the European Union euro (expressed as U.S. dollars per unit of European Union euro) on such day.

Payment at maturity based on the performance of the basket	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket return. The payment at maturity will be determined as follows:

•  If the basket of currencies remains unchanged or strengthens relative to the European Union euro so that the basket return is zero or positive, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to the greater of (i) the contingent return amount and (ii) $1,000  +  ($1,000 x basket return)

where,
contingent return amount = $1,245 per security.

•  If the basket of currencies weakens relative to the European Union euro so that the basket return is negative but greater than or equal to -5%, you will receive a payment at maturity equal to $1,000 for each $1,000 stated principal amount of securities that you hold.

•  If the basket of currencies weakens relative to the European Union euro so that the basket return is less than -5%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + [$1,000 x (basket return + buffer amount) x downside leverage factor]

where,
downside leverage factor = 1.0526; and

buffer amount = 5%

When the basket return is less than -5%, the payment at maturity will be less than, and possibly significantly less than, the $1,000 stated principal amount and may be zero.  There is no minimum payment at maturity on the securities.

A basket currency’s positive currency return may be offset by another basket currency’s negative currency return, such that the basket return as a whole is less than or equal to zero and you will receive an amount less than or equal to the stated principal amount of $1,000 per security even though some of the basket currencies have strengthened relative to the European Union euro.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical basket returns.  The graph does not show every situation that may occur.

You can review a table of the historical exchange rates relative to the European Union euro and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2005 through June 11, 2010, and a graph of the historical performance of the basket for the same period in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket currencies or of the basket as a whole relative to the European Union euro, or whether the strengthening of any of the basket currencies relative to the European Union euro will be offset by the weakening of other basket currencies relative to the European Union euro, based on their historical performances.

Investing in the securities is not equivalent to investing in the basket currencies.

Exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  In this pricing supplement, the exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per European Union euro. In calculating the basket return, the basket currency exchange rates are taken relative to the U.S. dollar and then translated into European Union euro terms as described herein. For each basket currency, an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the European Union euro and a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the European Union euro.  You will receive more than the stated principal amount for each security if the basket of currencies as a whole has appreciated/strengthened relative to the European Union euro.

Morgan Stanley Capital Services Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCS has determined the initial exchange rate for each basket currency and will determine the final exchange rate for each basket currency on the averaging dates, the currency returns and the basket return, and will calculate the amount, if any, you will receive at maturity.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax treatment of investments in currency-linked securities such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HOW DO EXCHANGE RATES WORK?

•	Exchange rates reflect the amount of one currency that can be exchanged for another currency.

•
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per European Union euro.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the European Union euro.  This means that it takes fewer units of the relevant basket currency to purchase one (1) European Union euro on the relevant averaging date than it did on the pricing date.

In the example below, the Korean won has strengthened relative to the European Union euro by 10% resulting in a 10% gain for a won investor shorting the European Union euro as 1 EUR would be sold on the pricing date for 1,500 Korean won and purchased back on the averaging dates for 1,350 Korean won:

Pricing Date (# KRW / 1 EUR)	Averaging Date (# KRW / 1 EUR)
1,500	1,350

•
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the European Union euro.  This means that it takes more of the relevant basket currency to purchase one (1) European Union euro on the relevant averaging date than it did on the pricing date.

In the example below, the Korean won has weakened relative to the European Union euro by 10% resulting in a 10% loss for a won investor shorting the European Union euro as 1 EUR would be sold on the pricing date for 1,500 Korean won and purchased back on the averaging dates for 1,650 Korean won:

Pricing Date (# KRW / 1 EUR)	Averaging Date (# KRW / 1 EUR)
1,500	1,650

Actual exchange rates on the pricing date and the averaging dates will vary from those used in the examples above.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payout on the securities at maturity for a range of hypothetical basket returns.  The graph is based on the following terms:

• Stated Principal Amount per Security:	$1,000
• Minimum Payment at Maturity:	None
• Contingent Return Amount:	$1,245
• Downside Leverage Factor:	1.0526
• Buffer Amount:	5%
Where the basket return is zero or positive, the payouts on the securities at maturity reflected in the graph below are equal to the greater of (i) the contingent return amount and (ii) $1,000 plus $1,000 multiplied by the basket return.  Where the basket return is negative but greater than or equal to -5%, the payout on the securities at maturity reflected in the graph are equal to $1,000.  Where the basket return is less than -5%, the payouts on the securities at maturity reflected in the graph below are equal to $1,000 plus (i) $1,000 times (ii) the basket return plus the buffer amount times (iii) the downside leverage factor (1.0526) and are less than $1,000 stated principal amount of each security.  The graph does not show every situation that may occur.

Because the basket return replicates a strategy of shorting the European Union euro relative to the basket currencies, if the euro doubles in value relative to the basket currencies, you will lose your entire investment, and the maximum possible basket return is 100%, which will only occur if the European Union euro loses all value relative to each of the basket currencies.

Below are three examples of how to calculate the basket return and the payment at maturity based on a the contingent return amount of $1,245 per security and the hypothetical exchange rates in the respective tables below.  For the sake of simplicity, each table assumes that the hypothetical exchange rate is the same on each averaging date.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per European Union euro.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the European Union euro and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the European Union euro.

Example 1:  The basket return is positive.
Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate on each Averaging Date	Currency Return
Korean won	33.3333%	1,500	1,350	10%
Indonesian rupiah	33.3333%	12,000	10,800	10%
Singapore dollar	33.3333%	1.80	1.62	10%

Basket return = (final basket level – initial basket level) / initial basket level

Final basket level = average of basket levels on each averaging date

Basket level = initial basket level x (1 + KRW return + IDR return + SGD return)

Currency return = the product of (i) 1 - (final exchange rate / initial exchange rate) and (ii) weighting

[1 – (final Korean won exchange rate / initial Korean won exchange rate) ]  x  33.3333%, plus

[1 – (final Indonesian rupiah exchange rate / initial Indonesian rupiah exchange rate) ]  x  33.3333%, plus

[1 – (final Singapore dollar exchange rate / initial Singapore dollar exchange rate) ]  x  33.3333%, plus

Using the exchange rates above, the basket level equals:

Korean won:   [1 – (1,350 / 1,500)] x 33.3333%  = 3.33333%, plus

Indonesian rupiah:   [1 – (10,800 / 12,000)] x 33.3333%  = 3.33333%, plus

Singapore dollar:   [1 – (1.62 / 1.80)] x 33.3333%  = 3.33333%

Basket level for each averaging date = 100 x (1 + 3.33333% + 3.33333% + 3.33333%) = 100 x 1.10 = 110

Final basket level = (110 + 110 + 110 + 110 + 110) / 5 = 110

Basket return = (110 – 100) / 100 = 10%

Because the basket return is positive, the payment at maturity will equal the greater of (i) the contingent return amount of $1,245 and (ii) $1,000 plus $1,000 times the basket return.

Because the contingent return amount is greater than $1,000 + $1,000 times the basket return ($1,100), the payment at maturity per security will be $1,245, or the contingent return amount.

Example 2: The basket return is negative and greater than -5%.
Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate on each Averaging Date	Currency Return
Korean won	33.3333%	1,500	1,425	5%
Indonesian rupiah	33.3333%	12,000	13,200	–10%
Singapore dollar	33.3333%	1.80	1.89	–5%

Basket return = (final basket level – initial basket level) / initial basket level

Final basket level = average of basket levels on each averaging date

Basket level = initial basket level x (1 + KRW return + IDR return + SGD return)

Currency return = the product of (i) 1 - (final exchange rate / initial exchange rate) and (ii) weighting

Korean won:   [1 – (1,425 / 1,500)] x 33.3333%  = 1.66667%, plus

Indonesian rupiah:   [1 – (13,200 / 12,000)] x 33.3333%  = -3.33333%, plus

Singapore dollar:   [1 – (1.89 / 1.80)] x 33.3333%  = -1.66667%

Basket level for each averaging date = 100 x (1 + 1.66667% + -3.33333% + -1.66667%) = 100 x 0.966667 = 96.6667

Final basket level = (96.6667 + 96.6667 + 96.6667 + 96.6667 + 96.6667) / 5 = 96.6667

Basket return = (96.6667 – 100) / 100 = -3.33333%

Because the basket return is negative but greater than -5%, the payment at maturity will equal the $1,000 stated principal amount per security.

Example 3: The basket return is less than -5%.
Basket Currency	% Weight in Basket	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate on each Averaging Date	Currency Return
Korean won	33.3333%	1,500	1,425	5%
Indonesian rupiah	33.3333%	12,000	14,400	–20%
Singapore dollar	33.3333%	1.80	2.34	–30%

Basket return = (final basket level – initial basket level) / initial basket level

Final basket level = average of basket levels on each averaging date

Basket level = initial basket level x (1 + KRW return + IDR return + SGD return)

Currency return = the product of (i) 1 - (final exchange rate / initial exchange rate) and (ii) weighting

Korean won:   [1 – (1,425 / 1,500)] x 33.3333%  = 1.66667%, plus

Indonesian rupiah:   [1 – (14,400 / 12,000)] x 33.3333%  = -6.66667%, plus

Singapore dollar:   [1 – (2.34 / 1.80)] x 33.3333%  = -10%

Basket level for each averaging date = 100 x (1 + 1.66667% + -6.66667% + -10%) = 100 x 0.85 = 85

Final basket level = (85+ 85+ 85+ 85+ 85) / 5 = 85

Basket return = (85– 100) / 100 = -15%

Because the basket return is less than -5%, the payment at maturity will equal $1,000 + [$1,000 x (basket return + buffer amount) x downside leverage factor]:

$1,000 + [$1,000 x (-15% + 5%) x 1.0526] = $894.74

The payment at maturity per security will be $894.74, which is less than the stated principal amount.

The basket return may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the European Union euro over the term of the securities as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the European Union euro of one or more of the other basket currencies.  In the above example, the strengthening of the Korean won relative to the European Union euro by 5% is more than offset by the weakening of the Indonesian rupiah and the Singapore dollar by 20% and 30%, respectively.

Please review the table of the historical exchange rates of each of the basket currencies against the European Union euro for each calendar quarter in the period from January 1, 2005 through June 11, 2010 and related graphs.  Please also review the graph of the historical performance of the equally-weighted basket for the same period in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the European Union euro will be offset by the weakening of other basket currencies relative to the European Union euro, based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return any principal at maturity.  This section describes the most significant risks relating to the securities.

The securities do not pay interest or guarantee the return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket return.  Unless the basket return is greater than zero, the overall return on your investment in the securities may be less than the return on a conventional debt security of comparable maturity issued by us.  If at maturity the basket return is less than -5%, you will be exposed to that decline on a leveraged basis, and you will lose 1.0526% of your principal amount for every 1% decline in the basket return below -5%.  For example, if the final basket level declines by 50% from the initial basket level, you will lose 47.367% of your principal.  As there is no minimum payment on the securities, you could lose your entire investment.

The securities are subject to currency exchange risk	Fluctuations in the exchange rates between the European Union euro and the basket currencies will affect the value of the securities.

The exchange rates between the basket currencies and the European Union euro are volatile and are the result of numerous factors specific to the relevant countries and the European Union member countries including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the European Union member countries, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:
• existing and expected rates of inflation,
• existing and expected interest rate levels,
• the balance of payments, and
• the extent of governmental surpluses or deficits in the relevant foreign country and the European Union member countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the European Union member countries and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the European Union euro may have a material adverse effect on the value of the securities and the return on an investment in the securities.

The securities replicate a strategy of shorting the European Union euro relative to the basket currencies, subject to the buffer amount and the contingent return amount
The exchange rate for each basket currency is taken relative to the U.S. dollar and then translated into European Union euro terms and therefore it may differ from the direct exchange rate for such basket currency relative to the European Union euro.  In order to provide U.S. dollar investors with exposure to the basket currencies relative to European Union euro, the securities replicate a strategy of shorting the European Union euro relative to the basket currencies, subject to the effect of the buffer amount and contingent return amount.  Accordingly, the currency return for each basket currency is calculated from the perspective of an investor engaging in that shorting strategy.  As a result, if the euro doubles in value relative to the basket currencies, you will lose your entire investment, and the maximum possible basket return is 100%, which will only occur if the European Union euro loses all value relative to each of the basket currencies.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the European Union euro,
• interest and yield rates in the European Union market and in the markets for each of the basket currencies,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

• the time remaining to the maturity of the securities, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the European Union euro or if interest rates rise.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Consisting partially of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations
The securities are linked to the performance of a basket consisting partially of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists partially of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.  For special risks related to each of the basket currencies, please see the following descriptions:

Korean won

The exchange rate between the Korean won and the European Union euro is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the Korean won depreciated significantly.  While the Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the European Union euro.

Indonesian rupiah

The exchange rate between the Indonesian rupiah and the European Union euro is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

Singapore dollar

The exchange rate between the Singapore dollar and the European Union euro is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Singapore or elsewhere and by macroeconomic factors and speculative actions.  The Singapore dollar is permitted to fluctuate in value relative to the U.S. dollar within a trade-weighted band.  However, the government may choose to affect the exchange rate of its currency by central bank intervention, imposition of regulatory controls, taxes, revaluation or devaluation of the currency, the issuance of a replacement currency or by other available means.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the European Union euro, or any other currency.

A weakening of any of the basket currencies relative to the European Union euro may have a material adverse effect on the value of the securities and the return on an investment in the securities.

Even though currencies trade around-the-clock, the securities will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket return.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Changes in the exchange rates of one or more of the basket currencies relative to the European Union euro may offset each other
Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the European Union euro, one or more of the other basket currencies may weaken relative the European Union euro or strengthen to a lesser extent. Therefore, in calculating the basket return, the strengthening relative to the European Union euro of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the European Union euro of one or more of the other basket currencies.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2005 through June 11, 2010, and a graph of the historical performance of the basket for the period from January 1, 2005 to June 11, 2010 (assuming that each of the basket currencies is equally-weighted in the basket and that the basket level on January 1, 2005 was equal to 100) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the European Union euro will be offset by the weakening of the other basket currencies relative to the European Union euro, based on historical performance.  In addition, there can be no assurance that the basket return will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the securities.  If the basket return is less than -5%, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the securities.

Investing in the securities is not equivalent to investing directly in the basket currencies
You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies. The basket return is based on the currency return for each of the basket currencies, which is in turn based upon the formula set forth herein. The currency returns are dependent solely on such stated formula and not on any other formula that could be used for calculating currency returns.

The basket level on one averaging date may offset the basket level on another averaging date
The securities may pay less than the stated principal amount at maturity even when one or more basket currencies have appreciated relative to the European Union euro on any one averaging date, as such appreciation may be partially or entirely offset by depreciation on other averaging dates.  Consequently, it is possible that you will receive at maturity an amount less than the $1,000 stated principal amount for each security you hold even if the basket return is positive as measured on only one of the averaging dates.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, has determined the initial exchange rate for each basket currency and will determine the final exchange rate for each basket currency on the averaging dates, the currency returns and the basket return, and calculate the amount, if any, you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Securities—Exchange Rate.”

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies
One or more of our subsidiaries have carried out, and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the values of one or more of the basket currencies relative to the European Union euro on the pricing date and, as a result, could have increased the values relative to the European Union euro that such basket currencies must attain on the averaging dates before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of the basket currencies on the averaging dates and, accordingly, the amount of cash you will receive at maturity.

Although the issuer believes that, under the current law, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, the U.S. federal income tax consequences of an investment in the securities are uncertain.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, we believe it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, a U.S. Holder should not be required to recognize any taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.  If an election to treat gain or loss on the securities is available and validly made by a U.S. Holder, any gain or loss recognized by a U.S. Holder with respect to the securities should be treated as capital gain or loss.  The Internal Revenue Service (the “IRS”) could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Digital Buffered Securities Linked to the Performance of a Weighted Basket of Three Asian Currencies Relative to the European Union Euro due June 18, 2012.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$734,000

Pricing Date	June 11, 2010

Original Issue Date (Settlement Date)	June 18, 2010

Maturity Date	June 18, 2012

Averaging Dates
June 7, 2012, June 8, 2012, June 11, 2012, June 12, 2012 and June 13, 2012.  If any such date is not a Currency Business Day with respect to any Basket Currency, the Averaging Date solely with respect to such affected Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Issue Price	$1,000 per Security (100%)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482KA1

ISIN	US617482KA12

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The following table sets forth the Basket Currencies and the Reuters Pages, the Initial Exchange Rate and the Weighting for each Basket Currency:
Basket Currency	Weighting	Initial Exchange Rate*	Basket Currency / USD Exchange Rate Source	USD / EUR Exchange Rate Source
Korean won (“KRW”)	33.3333%	1,529.82 (KRW/USD)*(USD/EUR)	Reuters: KFTC18	Reuters: ECB37
Indonesian rupiah (“IDR”)	33.3333%	11,151.99 (IDR/USD)*(USD/EUR)	Reuters: ABSIRFIX01	Reuters: ECB37
Singapore dollar (“SGD”)	33.3333%	1.7030 (SGD/USD)*(USD/EUR)	Reuters: ABSIRFIX01	Reuters: ECB37

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

• if the Basket Return is greater than or equal to zero, the greater of (x) the Contingent Return Amount and (y) $1,000 + ($1,000 x Basket Return),

• if the Basket Return is negative but greater than or equal to -5%, the $1,000 Stated Principal Amount, or
• if the Basket Return is less than -5%:
$1,000 + [$1,000 x (Basket Return + Buffer Amount) x Downside Leverage Factor]

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Security or Certificated Security” below, and see “The Depositary” in the accompanying prospectus supplement.

Buffer Amount	5%

Contingent Return Amount	$1,245 per Security.

Downside Leverage Factor	1.0526

Basket Return	A fraction, the numerator of which is the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, as described by the following formula:

Basket Return	=	Final Basket Level – Initial Basket Level
Initial Basket Level

Basket Level	On any Averaging Date, the Basket Level will be determined by the Calculation Agent by reference to the following formula:

Basket Level = Initial Basket Level x (1 + KRW Return + IDR Return + SGD Return)

Initial Basket Level	100

Final Basket Level	The arithmetic average of the Basket Levels on each of the Averaging Dates, as determined by the Calculation Agent.

Currency Return
On any day, for each Basket Currency, (i) one minus a fraction, the numerator of which will be the Final Exchange Rate for such Basket Currency and the denominator of which will be the Initial Exchange Rate for such Basket Currency times (ii) the Weighting of such Basket Currency.  The Currency Return is described by the following formula and will be determined by the Calculation Agent on each Averaging Date:

Initial Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Pricing Date as specified under “––Basket––Initial Exchange Rate” above.

Final Exchange Rate	For each Basket Currency and for each Averaging Date, the Exchange Rate for such Basket Currency on such Averaging Date.

Exchange Rate	Exchange Rate means on any Currency Business Day:

(i) with respect to the Korean won and the Indonesian rupiah, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day multiplied by the rate for conversion of U.S. dollars into European Union euro (expressed as the number of U.S. dollars per unit of European Union euro) as determined by reference to the rate displayed on the applicable Reuters Page for European Union euro on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) either such rate is not displayed on the applicable Reuters Page for such day for such Basket Currency, (ii) such day is an Unscheduled Holiday, or (iii) the Calculation Agent determines in good faith that any rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate for such Basket Currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into European Union euro determined by the reference dealers in the underlying market for such Basket Currency, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day, taking into account any information deemed relevant by the Calculation Agent; and

(ii) with respect to the Singapore dollar, the rate for conversion of the Singapore dollar into U.S. dollars (expressed as the number of units of Singapore dollar per U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for the Singapore dollar on such Currency Business Day and multiplied by the rate for conversion of U.S. dollars into European Union euro (expressed as the number of U.S. dollars per unit of European Union euro) as determined by reference to the rate displayed on the applicable Reuters Page for European Union euro on such Currency Business Day, as determined by the Calculation Agent; provided that if (x) either such rate is not displayed on the applicable Reuters Page for such day for the Singapore dollar, or (y) the Calculation Agent determines in good faith that any rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate for the Singapore dollar will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of the Singapore dollar into European Union euro determined by the reference dealers in the underlying market for the Singapore dollar, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of the Singapore dollar determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Exchange Rate for the Singapore dollar shall be the exchange rate as determined by the Calculation Agent in good faith on such day, taking into account any information deemed relevant by the Calculation Agent.

Quotes of Morgan Stanley & Co. Incorporated (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

If any Basket Currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such Basket Currency after the Pricing Date and prior to the final Averaging Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate of such Basket Currency (or make such adjustment to the Initial Exchange Rate of such Basket Currency) on each remaining Averaging Date, in accordance with legal requirements and market practice.

Unscheduled Holiday
Unscheduled Holiday means, with respect to the Indonesian rupiah and the Korean won, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to any Averaging Date for such Basket Currency.

Currency Business Day
Any day, other than a Saturday or Sunday, that is a TARGET Business Day and that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in Seoul, Republic of Korea with respect to the Korean won;

(b) in Jakarta, Indonesia with respect to the Indonesian rupiah; and

(c) in London, England with respect to the Singapore dollar.

TARGET Business Day	TARGET Business Day means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payment in euro.

Reuters Page
The display page or pages so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket––Reuters Page” above, or any other display page that may replace any such display page on Reuters and any successor service thereto.

Book Entry Security or Certificated
Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agents	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. (also called “Placement Agents”)

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, including with respect to the calculation of the Basket Return as well as the Exchange Rates of each Basket Currency, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Exchange Rates, the Basket Return and the Payment at Maturity. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Exchange Rate for each Basket Currency on the date of acceleration was the Exchange Rate for such Basket Currency on each remaining Averaging Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the Basket for the period from January 1, 2005 through June 11, 2010, assuming that the Basket Level on January 1, 2005 was 100, and illustrates the effect of the offset and/or correlation of fluctuations of the Exchange Rates of the Basket Currencies during such period.  We obtained the information in the graph from Bloomberg Financial Markets, without independent verification.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Currencies or of the Basket as a whole, or whether the strengthening of any of the Basket Currencies relative to the European Union euro will be offset by the weakening of other Basket Currencies, based on their historical performance.

Historical Basket Performance January 1, 2005 through June 11, 2010

Historical Information
The following tables set forth the published high, low and end of quarter exchange rates for each of the Basket Currencies for each calendar quarter in the period from January 1, 2005 to June 11, 2010.  The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each Basket Currency for the period from January 1, 2005 to June 11, 2010.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable Reuters pages pursuant to “Exchange Rate” above.  We will not use Bloomberg Financial Markets to determine the applicable exchange rates.  The historical exchange rates of the Basket Currencies set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Return will be zero or positive so that you will receive at maturity an amount in excess of the Stated Principal Amount of the Securities.  If the Basket Return is less than -5%, you will receive at maturity an amount that is less, and potentially significantly less, than the Stated Principal Amount.

Korean won Historical High, Low and Period End Exchange Rates January 1, 2005 through June 11, 2010 (expressed as units of Korean won per European Union euro)
Korean won	High	Low	Period End
2005
First Quarter	1,397.88	1,308.87	1,316.59
Second Quarter	1,325.94	1,217.08	1,252.37
Third Quarter	1,290.57	1,230.32	1,253.67
Fourth Quarter	1,277.24	1,196.70	1,196.70
2006
First Quarter	1,210.02	1,147.80	1,177.25
Second Quarter	1,225.20	1,152.92	1,213.48
Third Quarter	1,242.07	1,194.12	1,199.30
Fourth Quarter	1,238.45	1,192.03	1,226.92
2007
First Quarter	1,258.26	1,208.67	1,256.39
Second Quarter	1,270.42	1,236.49	1,251.08
Third Quarter	1,305.82	1,249.26	1,305.82
Fourth Quarter	1,386.24	1,284.69	1,377.95
2008
First Quarter	1,618.88	1,364.38	1,563.53
Second Quarter	1,653.60	1,528.76	1,648.00
Third Quarter	1,715.81	1,527.55	1,700.81
Fourth Quarter	1,962.48	1,595.73	1,809.34
2009
First Quarter	1,975.55	1,763.75	1,832.61
Second Quarter	1,828.03	1,680.77	1,787.75
Third Quarter	1,835.03	1,723.03	1,723.03
Fourth Quarter	1,788.55	1,656.97	1,656.97
2010
First Quarter	1,664.16	1,514.92	1,528.64
Second Quarter (through June 11, 2010)	1,544.51	1,397.48	1,503.68

Korean won (expressed as units of Korean won per European Union euro)

Indonesian rupiah Historical High, Low and Period End Exchange Rates January 1, 2005 through June 11, 2010 (expressed as units of Indonesian rupiah per European Union euro)
Indonesian rupiah	High	Low	Period End
2005
First Quarter	12,595.98	11,749.19	12,269.95
Second Quarter	12,677.92	11,561.79	11,815.45
Third Quarter	13,182.14	11,669.88	12,387.55
Fourth Quarter	12,277.74	11,439.92	11,647.08
2006
First Quarter	11,677.26	10,854.00	10,989.21
Second Quarter	11,998.47	10,863.43	11,849.69
Third Quarter	11,783.67	11,471.13	11,688.13
Fourth Quarter	12,242.08	11,474.59	11,870.97
2007
First Quarter	12,280.88	11,720.90	12,180.64
Second Quarter	12,405.57	11,659.85	12,221.65
Third Quarter	13,125.09	12,214.36	12,989.92
Fourth Quarter	14,010.37	12,769.93	13,715.54
2008
First Quarter	14,603.40	13,377.36	14,508.71
Second Quarter	14,768.21	14,222.00	14,534.36
Third Quarter	14,627.78	13,075.76	13,395.75
Fourth Quarter	16,199.69	12,651.04	15,824.38
2009
First Quarter	16,296.09	14,496.00	15,446.79
Second Quarter	15,444.50	13,873.87	14,394.35
Third Quarter	14,581.44	13,986.38	14,147.62
Fourth Quarter	14,331.58	13,515.22	13,552.41
2010
First Quarter	13,554.72	12,120.01	12,289.60
Second Quarter (through June 11, 2010)	12,298.50	11,055.13	11,141.85

Indonesian rupiah (expressed as units of Indonesian rupiah per European Union euro)

Singapore dollar Historical High, Low and Period End Exchange Rates January 1, 2005 through June 11, 2010 (expressed as units of Singapore dollar per European Union euro)
Singapore dollar	High	Low	Period End
2005
First Quarter	2.2082	2.0942	2.1398
Second Quarter	2.1540	2.0126	2.0408
Third Quarter	2.0973	2.0018	2.0348
Fourth Quarter	2.0493	1.9697	1.9697
2006
First Quarter	1.9952	1.9222	1.9576
Second Quarter	2.0376	1.9434	2.0246
Third Quarter	2.0276	1.9929	2.0126
Fourth Quarter	2.0577	1.9754	2.0244
2007
First Quarter	2.0360	1.9833	2.0259
Second Quarter	2.0742	2.0211	2.0723
Third Quarter	2.1210	2.0595	2.1189
Fourth Quarter	2.1571	2.0710	2.1009
2008
First Quarter	2.1850	2.0524	2.1719
Second Quarter	2.1798	2.1029	2.1421
Third Quarter	2.1602	2.0108	2.0229
Fourth Quarter	2.0678	1.8697	1.9990
2009
First Quarter	2.0660	1.9198	2.0179
Second Quarter	2.0551	1.9495	2.0312
Third Quarter	2.0888	2.0316	2.0639
Fourth Quarter	2.0936	2.0046	2.0120
2010
First Quarter	2.0161	1.8685	1.8899
Second Quarter (through June 11, 2010)	1.8985	1.6907	1.6923

Singapore dollar (expressed as units of Singapore dollar per European Union euro)

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Issue Price. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others,  hedged our anticipated exposure in connection with the Securities by taking positions in forwards and options contracts on the Basket Currencies. Such purchase activity could have increased the values of one or more Basket Currencies relative to the European Union euro on the Pricing Date, and, therefore, could have increased the values relative to the European Union euro that such Basket Currencies must attain on the Averaging Dates before you would receive at maturity a payment that exceeds the $1,000 Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Averaging Dates, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Averaging Dates.  We cannot give any assurance that our hedging activities will not adversely affect the values of the Basket Currencies relative to the European Union euro and, therefore, adversely affect the values of the Basket Currencies relative to the European Union euro on the Averaging Dates or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agents, acting as principals for their own accounts, have agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agents have agreed to act as placement agents for the Securities and will receive a fee from us that will not exceed 1.50% per Security.  The Agents have made sales of the Securities to certain fiduciary accounts and will forgo any fees with respect to such sales.  The Agents propose initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  After the initial offering of the Securities, the Agents may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on June 18, 2010, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agents may sell more Securities than they are obligated to purchase in connection with the offering, creating a naked short position in the Securities for their own account.  The Agents must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agents are concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agents may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agents are not required to engage in these activities, and may end any of these activities at any time.

General

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

The Agents have each represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agents’ or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

Each Agent and each dealer represents and agrees that it will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Under current law, we believe it is reasonable to treat a Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the return on the Securities is “determined by reference to the value” of foreign currencies, any gain or loss recognized on the Securities should be ordinary income or loss unless the U.S. Holder makes a valid election under Section 988(a)(1)(B) of the Code before the close of the day on which the U.S. Holder purchases the Securities (the “Section 988 election”) to treat such gain or loss as capital gain or loss.  While the matter is not clear, we believe it is more likely than not that the Section 988 election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the Securities

The IRS could seek to treat the Securities as debt instruments for U.S. federal income tax purposes.   On December 7, 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro principal amount”), received an interest component based on market rates in respect of the euro and received the U.S. dollar value of the euro principal amount at maturity.  The terms of the Securities, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects (including, without limitation, the lack of stated interest on the Securities, a return based on multiple foreign currencies and the lack of entitlement of an investor to receive at maturity the U.S. dollar value of a fixed amount of the basket currencies).  Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the Securities.  However, the IRS could assert that the revenue ruling applies to the Securities, and in such case, it is possible that the Securities could be treated as a debt instrument denominated in one of the foreign currencies or as multiple debt instruments, each of which is denominated in a foreign currency.  If the IRS were successful in asserting debt treatment, the timing and character of income upon the Securities would be significantly affected.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected currency-linked securities.

Other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.
Non-U.S. Holders should note that because the characterization of the Securities is unclear, payments made to you with respect to the Securities may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of the Securities (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.